Exhibit 99.3
Notice to Directors and Executive Officers
Of CA, Inc.
This notice is to inform you of the following:
1.	As previously communicated to you on June 13, 2006, CA, Inc. (the “Company”) would have been required to file its Annual Report on Form 10-K (“Form 10-K”) for the fiscal year ended March 31, 2006 by June 14, 2006 but deferred such filing for up to 15 calendar days as permitted under Rule 12b-25 under the Securities Exchange Act of 1934 (the “Exchange Act”) and thereafter filed a notice of such deferral with the Securities and Exchange Commission (the “SEC”) on June 13, 2006.

2.	As a result of the Company’s deferred filing of its Form 10-K, the Company stopped using its existing registration statement under the Securities Act of 1933 to sell interests in its Savings Harvest Plan to employees, from 4:00 p.m (ET) on Wednesday, June 14, 2006 through 5:30 p.m (ET) on Thursday, June 29, 2006 (the “Suspension Period”).

3.	Due to matters that have recently come to light, the Company now believes it may need to restate its financial statements for some or all of the fiscal years ended March 31, 1999 through 2005 (as well as interim periods in these years and in fiscal year 2006) to reflect additional stock based compensation relating to employee option grants and revenue attributable to certain early contract renewals. The Company has not yet concluded whether it will restate its prior period financial statements or the related amounts at issue. However, in light of the above, the Company will be unable to file its Form 10-K within the additional time allowed under Rule 12b-25 of the Exchange Act and, therefore, will extend the Suspension period until 5:30 p.m. (ET) on Friday, July 28, 2006 (the “Extended Suspension Period”).

4.	During the Extended Suspension Period, you, as a director or executive officer of the Company, may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any common stock of the Company or any options, futures or other rights to acquire or dispose of the common stock of the Company (unless you establish, as required by applicable law, that certain conditions have been satisfied and you obtain the Company’s prior approval). These restrictions are imposed in light of Section 306 of the Sarbanes-Oxley Act of 2002. The Company will further notify you if there are any changes in the Extended Suspension Period.

5.	Please note that you are also subject to the Company’s regular periodic trading blackout.

6.	If you have any questions concerning this notice, you should contact Kenneth V. Handal or Lawrence Egan at One CA Plaza, Islandia, New York 11749, (631) 342-6000.

Date: June 29, 2006